CHEFS INTERNATIONAL ANNOUNCES REJECTION OF
OFFER TO PURCHASE MINORITY SHAREHOLDERS' INTERESTS

FOR IMMEDIATE RELEASE
---------------------

POINT PLEASANT BEACH, NEW JERSEY, MARCH 8, 2004

Chefs International Inc. (OTC Bulletin Board: CHEF)(the "COMPANY") announced today that a special committee of its Board of Directors (the "COMMITTEE") voted unanimously to reject an offer by Lombardi Restaurant Group, Inc., a newly-organized entity owned by Robert Lombardi, Anthony Lombardi, Joseph Lombardi, Michael Lombardi and Stephen Lombardi (the "LOMBARDI BROTHERS") and their affiliates, to acquire all of the outstanding shares of the Company not owned by the Lombardi Brothers and their affiliates, for a cash purchase price of $1.75 per share. The Committee made its recommendation after careful consideration, including a thorough review with its financial and legal advisors. In making its recommendation, the Committee concluded that the offer price did not adequately reflect the Company's value.